EXHIBIT 4.5
                THE UNITED NEWS & MEDIA LONG TERM INCENTIVE PLAN

                             ALLOCATION CERTIFICATE

Name of Participant: _____________________

Address of Participant:



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Number of shares subject to Allocation:     _________     ordinary shares of 25p in
                                                          United News & Media plc
Allocation Date:                            ____________

Commencement of Performance Period:         ____________

Earliest date for transfer of shares subject
to an Allocation:                           ____________

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The Company hereby grants to the Participant an Allocation of the above mentioned number of shares subject to and upon the terms set out in the United News & Media Long Term Incentive Plan.

It is hereby certified that the instrument falls within category L in the schedule to the Stamp Duty (Exempt Instruments) Regulations 1987.

In witness whereof the Company has executed this Deed with effect on the allocation date specified above.

Executed as a Deed by United News & Media plc acting by



Director



Director/Secretary

Notes:

1. The Allocation is personal to the Participant named above and his/her personal representatives and may not be transferred, charged or otherwise disposed of in any manner whatsoever.


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2.  Shares will only be transferred to the Participant to the extent that the performance condition as set out in the United News & Media Long Term Incentive Plan has been satisfied and the requisite employment conditions have been satisfied.